UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2013

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 9, 2013, Delek Logistics Partners, LP and all of its current subsidiaries (collectively, the "Partnership"), a subsidiary of the registrant, Delek US Holdings, Inc. ("Delek US"), entered into an amended and restated senior secured revolving credit agreement (the "DKL Credit Facility") with Fifth Third Bank ("Fifth Third"), as administrative agent, and a syndicate of lenders. The DKL Credit Facility amends and restates the senior credit facility that the Partnership entered into with Fifth Third, as administrative agent, and a subset of the current syndicate of lenders, in connection with the Partnership's initial public offering in November of 2012. Under the terms of the DKL Credit Facility, among other things, (i) the lender commitments under the DKL Credit Facility were increased from $175.0 million to $400.0 million and divided into two tranches:  (x) a U.S. dollar-only borrowing tranche in the amount of $320.0 million and (y) a U.S. dollar or Canadian dollar borrowing tranche in the amount of $80.0 million, under which the currency of the loans is at the option of borrower, (ii) the swing line loan sub-limit was increased from $7.0 million to $14.0 million total, allocated between (x) a U.S. dollar-only swing line sub-limit of $8.0 million and (y) a U.S. dollar or Canadian dollar swing line sub-limit of $6.0 million, under which the currency of the swing line borrowings is at the option of the borrower, and (iii) the letter of credit sub-limit was increased from $50.0 million to $85.0 million total, allocated between (x) a U.S. dollar-only letter of credit sub-limit of $50.0 million and (y) a U.S. dollar or Canadian dollar letter of credit sub-limit of $35.0 million, under which the denomination of any letters of credit is at the option of the borrower. The DKL Credit Facility also contains an accordion feature whereby the Partnership can increase the size of the credit facility to an aggregate of $450.0 million, subject to receiving increased or new commitments from lenders and the satisfaction of certain other conditions precedent.

The DKL Credit Facility also amends the two financial covenants contained therein. Under these newly amended covenants, the Partnership cannot:

•
permit, as of the last day of each fiscal quarter, the ratio of the Partnership's Total Funded Debt (as defined in the DKL Credit Facility) as of the end of any fiscal quarter to the Partnership's consolidated EBITDA (as defined in the DKL Credit Facility) for the immediately preceding four quarter period to be greater than 4.0 to 1.0 (previous ratio was 3.50 to 1.0) (the foregoing calculation defined as the "Leverage Ratio"); and

•
permit, as of the last day of each fiscal quarter, the ratio of the Partnership's consolidated EBITDA (as defined in the DKL Credit Facility) for the immediately preceding four quarter period to the Partnership's actual cash Interest Expenses (as defined in the DKL Credit Facility) for the same period, to be less than 2.50 to 1.0 (previous ratio was 2.0 to 1.0).

The obligations under the DKL Credit Facility remain secured by a first priority lien on substantially all of the Partnership's and its U.S. subsidiaries' tangible and intangible assets. Additionally, Delek Marketing & Supply, LLC ("Subsidiary Guarantor"), a subsidiary of Delek US, continues to provide a limited guaranty of the Partnership's obligations under the DKL Credit Facility. Delek US and its subsidiaries own a 60.3% limited partner interest in the Partnership and a 98.6% interest in the entity that owns the entire 2.0% general partner interest in the Partnership, Delek Logistics GP, LLC ("Delek GP"). The Subsidiary Guarantor's guaranty is (i) limited to an amount equal to the principal amount, plus unpaid and accrued interest, of a promissory note made by Delek US in favor of the Subsidiary Guarantor (the "Holdings Note") and (ii) secured by the Subsidiary Guarantor's pledge of the Holdings Note to the lenders under the DKL Credit Facility. As of June 30, 2013, the principal amount of the Holdings Note was $102.0 million, plus interest having accrued since issuance date but remaining unpaid.

Under the DKL Credit Facility, the maturity date of November 7, 2017 remains unchanged. Borrowings denominated in U.S. dollars under the DKL Credit Facility bear interest at either a U.S. dollar prime rate, plus an applicable margin, or a LIBOR rate, plus an applicable margin, at the election of the borrowers. Borrowings denominated in Canadian dollars under the DKL Credit Facility bear interest at either a Canadian dollar prime rate, plus an applicable margin, or a CDOR (Canadian interbank bid) rate, plus an applicable margin, at the election of the borrowers. The applicable margin in each case varies based upon the Partnership's most recently available Leverage Ratio. At June 30, 2013, the weighted average borrowing rate was approximately 2.0% per year. Additionally, the DKL Credit Facility requires the Partnership to pay a Leverage Ratio dependent quarterly fee on the average unused revolving commitment. As of June 30, 2013, this fee was 0.25% per year. As of June 30, 2013, the Partnership had $90.0 million in principal amount of outstanding borrowings under the DKL Credit Facility, as well as letters of credit issued of $11.5 million. Amounts available under the DKL Credit Facility, as of June 30, 2013, would have been approximately $298.5 million after giving pro forma effect to the commitment increases resulting from the DKL Credit Facility.

Events of default under the DKL Credit Facility remain unchanged and include, but are not limited to, the Partnership's failure to pay any principal, interest or fees when due, the Partnership's uncured breach of any covenant, representations or warranties, any impairment of liens, the occurrence of events of default under any other loan document related to the DKL Credit Facility or under any other material debt agreements, insolvency, certain bankruptcy proceedings, change of control (which will occur if, among other things, (i) Delek US ceases to own and control legally and beneficially at least 51% of the equity interests of Delek

GP, (ii) Delek GP ceases to hold the entire general partner interest in the Partnership or (iii) the Partnership fails to own and control legally and beneficially at least 100% of the equity interests of any other borrower under the DKL Credit Facility, unless otherwise permitted thereunder) and material litigation resulting in a final judgment against any borrower or guarantor that remains undischarged or unstayed. Upon the occurrence and during the continuation of an event of default under the DKL Credit Facility, the lenders may, among other things, accelerate and declare the outstanding principal and accrued interest under the DKL Credit Facility to be immediately due and payable and exercise such remedies against the Partnership, its subsidiaries and the collateral as may be available to the lenders under the DKL Credit Facility and the other loan documents.

Finally, under the DKL Credit Facility, the Partnership remains bound by affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of the Partnership's subsidiaries) to:
•incur or guarantee additional debt;
•incur certain liens on assets;
•dispose of assets;
•make certain distributions on or redeem or repurchase units;
•change the nature of the Partnership's and its subsidiaries' business;
•engage in certain mergers or acquisitions;
•make certain investments and acquisitions; and
•enter into non arms-length transactions with affiliates.

The foregoing description is not complete and is qualified in its entirety by reference to the full DKL Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the DKL Credit Facility provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of July 9, 2013, among Delek Logistics Partners LP, Fifth Third Bank, as administrative agent, and a syndicate of lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2013	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer

EXHIBIT INDEX

Exhibit No.    Description

10.1	Amended and Restated Credit Agreement, dated as of July 9, 2013, among Delek Logistics Partners LP, Fifth Third Bank, as administrative agent, and a syndicate of lenders.